UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  January 31, 2014

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2014, Compuware Corporation (the “Company”) and M4 Global Solutions Holding B.V. (“Buyer”), a private limited liability company incorporated in the Netherlands, executed Amendment No. 1 (the “Amendment”) to the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated January 7, 2014, between the Company and MEP PX Acquisition LLC (“MEP”), a Delaware limited liability company controlled by Marlin Equity Partners (“Marlin”).  Buyer is the assignee of MEP’s rights under the Asset Purchase Agreement and, like MEP, is controlled by Marlin. The Asset Purchase Agreement provides for the acquisition by Buyer of substantially all of the assets that are primarily related to the Company’s Changepoint, Professional Services and Uniface business units, and certain liabilities of the acquired business units.  The Amendment modifies the Asset Purchase Agreement to provide for, among other things, multiple subsequent closings in foreign jurisdictions.  At the initial closing on January 31, 2014, the relevant assets and liabilities located in the United States, Canada and the Netherlands would be acquired by Buyer and Buyer would pay the full cash payment of $112 million.  The subsequent closings would occur in each jurisdiction as promptly as practicable thereafter.  Notwithstanding the subsequent closings with respect to the assets and liabilities located in certain foreign jurisdictions, the Amendment provides that for all economic purposes, all benefits and burdens of ownership of the full amount of the purchased assets and liabilities, risk of loss and all profit and loss from the purchased operations after January 31, 2014 belong to the Buyer, and the parties agree in the Amendment to take certain actions necessary to that end.

The above description of the Amendment is merely a summary and does not purport to be a complete statement of the provisions thereof. Such description is qualified in its entirety by reference to the Amendment, which is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference. The schedules to the Amendment have been omitted from the attached Exhibit 2.13.  The Company shall furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 31, 2014, the Company completed the initial closing of the previously announced Asset Purchase Agreement  pursuant to which Buyer acquired substantially all of the assets primarily related to the Company’s Changepoint, Professional Services and Uniface business units, and certain liabilities of the acquired business units, located in the United States, Canada and the Netherlands. Pursuant to the terms of the Asset Purchase Agreement, as amended, Buyer paid a purchase price of $160 million, less a $23 million allowance for certain liabilities assumed. The net purchase price of $137 million was paid with the remittance of $112 million in cash upon closing, on January 31, 2014 and by allowing the Company to retain $25 million in accounts receivable.  The net purchase price remains subject to certain post-closing adjustments.

As contemplated by the Asset Purchase Agreement, as amended, the purchased assets and liabilities located in the United States, Canada and the Netherlands were transferred to the Buyer at the initial closing, along with the risk of loss and all benefits and burdens of ownership for economic purposes with respect to the remaining purchased assets and liabilities pending their actual transfer at the subsequent closings in the various foreign jurisdictions.

The Company expects to record approximately $4.0 million in liabilities related to anticipated post-closing adjustments and $2.3 million for other costs associated with the transaction.  These amounts are included in current and long term accrued expenses in the “Sale-Related Pro Forma Adjustments” column of the Balance Sheet included in Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information

Exhibit 99.1 to this Current Report on Form 8-K contains the required unaudited pro forma condensed consolidated balance sheet of the Company as of September 30, 2013, and the unaudited pro forma condensed consolidated statements of operations for the fiscal years ended March 31, 2011, 2012 and 2013 and for the six months ended September 30, 2013 reflecting the transaction described in Item 2.01 above.

(d) Exhibits.

2.13
Amendment No. 1, dated as of January 31, 2014, between Compuware Corporation and M4 Global Solutions Holding B.V., to the Asset Purchase Agreement, dated as of January 7, 2014, between Compuware Corporation and MEP PX Acquisition LLC.

99.1	Unaudited pro forma condensed consolidated financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: February 6, 2014	By:	/s/Joseph R. Angileri
Joseph R. Angileri
Chief Financial Officer and Treasurer

Exhibit Index

2.13
Amendment No. 1, dated as of January 31, 2014, between Compuware Corporation and M4 Global Solutions Holding B.V., to the Asset Purchase Agreement, dated as of January 7, 2014, between Compuware Corporation and MEP PX Acquisition LLC.

99.1	Unaudited pro forma condensed consolidated financial statements.